UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 1, 2017

CORELOGIC, INC.
(Exact Name of the Registrant as Specified in Charter)

Delaware	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Pacifica, Irvine, California	92618-7471
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (949) 214-1000
Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2017, CoreLogic, Inc. (the “Company”) issued a press release announcing that its Board of Directors (the "Board") has expanded the size of the Board from nine directors to eleven directors and appointed Claudia Fan Munce and Vikrant Raina to its Board, effective November 1, 2017. The full text of the press release is attached hereto as Exhibit 99.1. The Board has also appointed each of Ms. Munce and Mr. Raina to serve as a member of the Acquisition and Strategic Planning Committee of the Board.
There are no arrangements or understandings between either Ms. Munce or Mr. Raina and any other persons pursuant to which they were selected as directors, and neither Ms. Munce nor Mr. Raina has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Each of Ms. Munce and Mr. Raina will participate in the current director compensation arrangements applicable to non-employee directors. Under the terms of those arrangements, Ms. Munce and Mr. Raina will each receive a retainer of $70,000 per year (pro rata for 2017) for service on the Board and will participate in the Company's other compensation programs for its non-employee directors, including a grant of restricted stock units (“RSUs”) covering a number of shares of Company common stock determined by dividing $78,750 by the closing price of the Company's common stock on November 10, 2017. The RSU award will vest on May 3, 2018, consistent with the vesting dates for other non-employee director RSU grants. The Company will also enter into its standard form of indemnification agreement with each of Ms. Munce and Mr. Raina.
Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release dated November 7, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 7, 2017            CoreLogic, Inc.
By:         /s/ Frank Martell
Name:         Frank Martell
Title:         President and Chief Executive Officer